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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE:                             CONTACT:

CompX International Inc.                           Joseph S. Compofelice
16825 Northchase Drive                             Chairman, President & CEO
Houston, Texas 77060                               Tel.  281-423-3303



              COMPX AGREES TO ACQUIRE MANUFACTURER OF DYNASLIDE(R)

HOUSTON,  TEXAS . . . September 20, 1999 . . . CompX  International  Inc. (NYSE:
CIX) announced that it has signed a definitive agreement to acquire the business of Yinjoy Corporation and certain of its affiliates ("Yinjoy"). Yinjoy produces the Dynaslide(R) line of precision ball bearing drawer slides in two manufacturing plants in Taipei, Taiwan. The purchase price of $11.5 million in cash includes all the assets and operations that produce the Dynaslide(R) products.

Yinjoy has been producing proprietary ball bearing drawer slides since 1986. Substantially all of their sales in the last several years have been to office furniture customers in the United States and Europe. The Dynaslide(R) product line is complementary to CompX's existing Waterloo(TM) and Thomas Regout(TM) slide product brand names. CompX believes that Dynaslide(R) is one of the lowest cost producers of precision ball bearing drawer slides in the world and enables CompX to offer products to its customers at the low, middle, and high end requirements of the market.

For the last two years, Yinjoy's historical sales and EBITDA have averaged $11 million and $3 million, respectively. The transaction will be financed with existing cash at CompX. The transaction is scheduled to close by the end of October and is subject to certain conditions, including, but not limited to, regulatory matters, continuing due diligence, and a restructuring among Yinjoy and its related affiliates.

Joseph S. Compofelice, Chairman and CEO of CompX, stated "This acquisition is far more valuable to CompX than its size suggests. CompX now becomes the only precision ball bearing slide producer with a low cost manufacturing presence in each of North America, Europe and Asia. In addition, we are the only slide producer that can also supply large office furniture customers a package that includes locks and ergonomic products for the office. CompX believes that as its largest slide customers focus on lowering the `total cost' of components, the breadth of the CompX product line and its strong balance sheet put CompX in a position of competitive advantage."

CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve a number of risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff barriers, potential difficulties in integrating completed acquisitions, possible disruptions of normal business activity from Year 2000 issues and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any duty to publicly update such statements whether as a result of new information, future events or otherwise.


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